Ex. 99.1

Altitude International Signs Letter Of Intent To Acquire Breunich Holdings Subsidiaries

PR Newswire

PORT ST. LUCIE, Fla., Jan. 19, 2021

PORT ST. LUCIE, Fla., Jan. 19, 2021 /PRNewswire/ — Altitude International Holdings, Inc. (OTCQB: “ALTD”) has signed a Letter of Intent to acquire Breunich Holdings, Inc (“BHI”), and its wholly-owned Subsidiaries had unaudited revenues over $6 mil in 2019, most of which are generated by its sports academies in Port St. Lucie and North Miami Beach. BHI is currently controlled by its Founder and CEO, Greg Breunich, recently named CEO and Chairman of ALTD.

BHI’s sports academies are tuition-based pre-college learning centers that combine the highest athletic training and academic development level. At age 20, Breunich created the Bollettieri Sports Academy business model known as IMG Academies. IMG Academies became the worldwide gold standard for training, educating, and building highly marketable superstar champion athletes.

BHI is currently experiencing significant growth in its soccer operations and is pursuing a soccer club acquisition strategy. The Company has made five recent synergistic acquisitions, ITA-USA Enterprise LLC d.b.a. Club Med Academies, CMA Soccer LLC, North Miami Beach Academy LLC Six Log Cleaning and Sanitizing LLC, and Trident Water LLC, which are positioned for substantial growth well into the future. The sale of ALTD’s simulated altitude chambers will be an important ongoing part of Breunich’s new business model. He plans to introduce simulated altitude chambers to his Academies’ regimen for athlete training, injury prevention, and program development.

“I believe BHI is at the same expansion breakout point as IMG was when we achieved unparalleled levels of growth in this market,” said Breunich. “I cannot think of a better company for us than ALTD, whose synergies complement our athletic performance. “Our access to funds in the public market should be much quicker and considerably less expensive than what I experienced in the private sector, making our growth curve even more dramatic.”

ABOUT ALTITUDE INTERNATIONAL HOLDINGS

ALTD provides custom-built simulated altitude chambers and position-specific protocols to its clients, including an NFL franchise, Tulane University, and a leading high- performance treadmill manufacturer. ALTD’s team of acclaimed sports scientists represent some of the world’s most accomplished in the formulation and execution of cutting-edge training techniques. ALTD chambers have contributed to documented performance improvements for its clients, including the shattering of a world cycling record at Woodway. For more information about ALTD, visit www.altdint.com.

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological, and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in this press’s forward-looking statements release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether from new information, future events, or otherwise.